General Distribution Agreement

Party A: Xiuzheng Pharmaceutical Group Marketing Co., Ltd.

Party B: Shandong Global Pharm Co., Ltd.

The agreement is made by Party A and Party B with regards to the sales of Party A’ products of Party B in specified region through negotiation:

Part 1: Category, price and settlement

1.	Party B must distribute the products in Shandong Province only; it shall not sell in other regions.
2.	Party B shall supply the goods to the distributors or retailers in the sales region according to the agreed price of the two parties, and take the settlement monthly.
3.
If Party B disturbs the market order, such as selling fake commodities, privately raising or reducing the sales price and trafficking goods in other specified franchise region, Party A will not assume the sales goods; and it will cancel the sales qualification according to the situations.

Part 2: Right, obligation, responsibility and cooperation

4.	Party A shall assume the long-distance transportation charges from Party A’s location to Party B’s location; and Party B shall assume the charges like short-distance picking up.
5.	Party A and Party B shall possess legal drug operation qualification, and provide the complete legal documents and product materials needed by the operation.
6.
If there is quality problem caused by Party A, Party B shall indicate in written form within 7 days to Party A and negotiate to solve; and Party B shall assumed be the losses caused by the quality problems of Party B like serious damage and goods expiry.

7.
The two parties shall negotiate to extend the sales in this region, and Party A shall make and implement the advertising, promotion and market activities according to the actual situation; and Party B shall assist the operation.

8.	If Party B needs the help of Party A’s salesperson to expand the business, Party B shall provide the legal procedures and bills demanded by the market.
9.	Party A shall coordinate Party B to develop the promotion and training activities according to the demand of market distribution works.
10.
Party B shall maintain the image and reputation of Party A and its products, and coordinate to handle the consumer’s complaints, product quality consultancy, supervision & inspection of relevant department in the sales region guided by Party A.

11.
Party B shall try to coordinate Party A with regards to product propaganda, protection of intellectual property, investigating the fake (copy) products of Party A and outside contact works, and Party B shall actively develop the retailing business.

12.
Party A has right to supervise the products of Party A stored in Party B’s warehouse, and Party B shall coordinate Party A’s lot No. and serial No. of recorded product when taking the products in the warehouse. Party B shall provide real goods flow list and distribution invoice to Party A regularly each month.

13.	Other agreed matters:
(1)
(2)
(3)

Part 3: Additional provisions

14.
The unmentioned matters of this agreement herein shall be supplemented separately through the negotiation of the two parties, and the supplementary agreement has the same legal effect with this contract.

15.
The contract performance place is Tonghua City of Jilin Province. The disputes aroused from this contract shall be solved through the negotiation of both parties, if it fails to be solved in this way, it shall lodge the lawsuit to the people’s court at Party A’s location.

16.	The contract covers the term from Jan. 1, 2011 to Dec. 31, 2011.
17.	This contract has three copies, with Party A holding two and Party B holding one. This contract will take effect since the signature of both parties.

Party A: Xiuzheng Pharmaceutical Group Marketing Co., Ltd.
Entrusted agent:
Date: Jan. 1, 2011

Party B: Shandong Global Pharm Co., Ltd.
Entrusted agent:
Date: Jan. 1, 2011